Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS

Contacts:	John Haudrich (investors)
314-656-5375
	jhaudrich@smurfit.com	www.smurfit-stone.com

Tom Lange (media)
314-656-5369
tlange@smurfit.com

SMURFIT-STONE COMPLETES SALE OF ITS BREWTON, AL, MILL

•  $355 million sale price

•  Net proceeds to reduce debt

CREVE COEUR, Mo., and CHICAGO, September 28, 2007 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced the completion of its previously announced sale of the Brewton, AL, mill assets to Georgia-Pacific Brewton LLC for approximately $355 million. The Brewton mill has annual production capacity of approximately 300,000 tons of white top linerboard and 190,000 tons of solid bleached sulfate.

“The sale of the Brewton mill will allow us to more fully focus our resources on delivering innovative products and services to our customers in our containerboard, corrugated container, and recycling operations,” said Patrick J. Moore, Smurfit-Stone chairman and chief executive officer.  “Net proceeds from the sale will be used for debt reduction to further improve our financial flexibility, an important goal of our strategy.”

Substantially all of the proceeds from the $355 million sale will be applied directly to debt reduction, which will save the company approximately $23 million in annualized interest expense.

The sale will result in a pre-tax loss of approximately $70 million, which reflects the allocation of $146 million of goodwill to this operation.  The company expects to record an after-tax loss of approximately $100 million related to the transaction, reflecting a provision for income taxes higher than the statutory income tax rate due to the non-deductibility of goodwill.

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Smurfit-Stone Container Corporation’s (Nasdaq: SSCC) innovative packaging solutions help its customers to grow their businesses and profits. As North America’s premier packaging company, Smurfit-Stone is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone also is one of the world’s largest paper recyclers. The company has led the industry in safety performance every year since 2001 and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association. Smurfit-Stone operates approximately 170 facilities and employs approximately 22,000 people.